Exhibit 10.5
FIRSTMERIT CORPORATION
AMENDED AND RESTATED
2006 EQUITY PLAN
EMPLOYEES’ RESTRICTED STOCK AWARD AGREEMENT
RELATING TO RESTRICTED STOCK AWARD GRANTED TO
                                         ON MM/DD/YEAR
     This RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is made and entered into this                      day of February, 20___(the “Grant Date”), by and between FIRSTMERIT CORPORATION (the “Company”), and                                          (the “Grantee”).
     WITNESSETH, THAT:
     WHEREAS, the Company maintains the FirstMerit Corporation Amended and Restated 2006 Equity Plan (the “Plan”), as amended from time to time; and
     WHEREAS, one of purposes of the Plan is to enable employees of the Company and its Related Entities to acquire a proprietary interest (or to increase an existing proprietary interest) in the Company, and to provide employees with a more direct stake in the future and welfare of the Company and its Related Entities and to encourage them to remain employed with the Company or its Related Entities; and
     WHEREAS, the Grantee understands that this Agreement will be revoked retroactively (and will be of no effect whatsoever), unless the acknowledgement appearing at the end of this Agreement is signed and returned no later than 30 days after the Grant Date; and
     WHEREAS, although the Company intends that the Award be exempt from the requirements of Section 409A of the Code (“Section 409A”), the Company has the authority to amend this Agreement, without any further consideration, to comply with Section 409A, even if those amendments change the terms of this Agreement in a way that reduce the value or potential value of the Award.
     NOW, THEREFORE, the Company and the Grantee agree as follows:
     1. Grant. A restricted stock award (“Award”) of                      shares (“Award Shares”) of the Company’s common shares, without par value (“Stock”), is hereby granted by the Company to the Grantee subject to the following terms and conditions and to the provisions of the Plan, the terms of which are hereby incorporated by reference. Capitalized terms used but not expressly defined in this Agreement will have the meanings given to them in the Plan.
     Subject to the terms of the Plan, if, before restrictions imposed on the Award Shares lapse, there is a Stock dividend or Stock split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or other similar corporate change affecting Stock, an appropriate adjustment will be made to the number of Award Shares and other limitations applicable to the Award Shares.

     2. Transfer Restrictions. Subject to the terms and conditions of the Plan and this Agreement, none of the Award Shares may be sold, assigned or transferred, in whole or in part, voluntarily or involuntarily, by the Grantee, nor made subject to any lien, directly or indirectly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. However, the Grantee may designate a Beneficiary to receive any Award Shares issuable after the Grantee’s death.
     3. Release of Restrictions.
     A. Except as provided in Sections 3(B) and 4, and subject to the Grantee’s continued employment with the Company and its Related Entities, the restrictions set forth in Section 2 above will lapse and the Award Shares will vest as follows:
1.	with respect to Award Shares on February 21, 20___;

2.	with respect to Award Shares on February 21, 20___; and

3.	with respect to Award Shares on February 21, 20___.
     B. The restrictions set forth in Section 2 above will fully lapse and the Award Shares will vest on the date of any Change in Control.
4.	Effect of Terminating Employment.

A.	Retirement:

If the Grantee Retires, all Award Shares that are unvested will be forfeited immediately.

B.	Death or Disability:

If the Grantee dies or becomes Disabled, all Award Shares that are unvested will be fully vested.

C.	Termination for any Other Reason:

If the Grantee Terminates for any reason not described in Sections 4(A) or 4(B), all unvested Award Shares will be forfeited immediately.
     5. Taxes. When Award Shares vest, the Grantee may elect to (A) pay to the Company from the Grantee’s payroll account an amount sufficient to satisfy any federal, state and local tax withholding requirements or (B) have the Company withhold vested Award Shares that would otherwise be issued under the Plan with a Fair Market Value equal to the minimum amount that must be withheld to comply with applicable federal, state and local income, employment and wage tax laws. The Company will defer issuance of the vested Award Shares until the earlier of (i) 30 days after the settlement date or (ii) the date the Grantee remits the required amount. If the Grantee has not remitted the required amount within 30 days after the settlement date, the Company will permanently withhold a number of Award Shares that would otherwise be distributed with a Fair Market Value equal to the minimum amount that must be withheld to comply with applicable federal, state and local income, wage and employment taxes and distribute the balance of the vested Award Shares to the Grantee.
     6. Rights as Shareholder. The Grantee will be entitled to all of the rights of a shareholder with respect to the Award Shares, including the right to vote the Award Shares and to receive dividends and other distributions payable with respect to the Award Shares after the Grant Date; provided, however, that if any dividends or other distributions are paid in shares of Stock, those shares will be subject to the same restrictions on transferability and forfeitability as the Award Shares with respect to which they were issued.
     7. Escrow of Share Certificates. For the purposes of securing the re-transfer of the Award Shares into the name of the Company in the event of forfeiture, certificates for the Award Shares will be issued in the Grantee’s name and will be held in escrow by, and subject to a security interest in favor of, the Company until restrictions with respect to the Award Shares lapse or the Award Shares are forfeited as provided in this Agreement; provided, however, that the terms of the escrow will make allowance for the transactions contemplated by Section 3(B). A certificate or certificates representing the Award Shares as to which restrictions have lapsed will be delivered to the Grantee after those restrictions have lapsed.
     8. Beneficiary Designation. The Grantee may name a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive any Award Shares that are vested but are settled after the Grantee’s death. Each designation made will revoke all prior designations, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If the Grantee has not made an effective Beneficiary designation, the deceased Grantee’s Beneficiary will be the Grantee’s surviving spouse or, if there is no surviving spouse, the deceased Grantee’s estate.
     9. Restrictive Covenants.
A.	The Grantee acknowledges and agrees that as a condition to and in consideration of the grant of this Award, the Grantee will not engage in solicitation of customers of, or interference with employees of, the Company or any Related Entity (“Protected Party”), directly or indirectly, for a period of time after the Termination of employment with the Company and all Related Entities, irrespective of who initiates the Termination or the reason for the Termination. The Grantee acknowledges that the Grantee has received sufficient consideration in exchange for these covenants not to solicit or interfere.

B.	The Grantee covenants that if the Grantee’s employment is Terminated by either party for any reason whatsoever, the Grantee will not for a period of twelve (12) months (“Restrictive Period”) thereafter:
1.	Solicit, engage or otherwise interfere with any customer or client who is at that time or was within the preceding ninety (90) days a customer or client of the Protected Party for the purposes of directly or indirectly furnishing any financial or banking services that a national banking association, bank holding company, state bank, savings and loan association or other regulated financial institution is permitted by law to conduct or furnish on the date the Grantee’s employment is Terminated.

2.	Employ, solicit for employment, engage or otherwise interfere with any person who is at that time or was within the preceding ninety (90) days employed by the Protected Party, or otherwise directly or indirectly induce or take any action which would encourage or influence any such person to leave that person’s employment or terminate, reduce or modify their business or relationship with the Protected Party.
The restrictive covenants and Restrictive Period provided for herein will not be construed to limit the application of any other restrictive covenant or restriction period set forth in any other agreement entered into between the Grantee and the Company or a Related Entity

C.	The Grantee acknowledges that the Grantee is entering into this Agreement voluntarily and has given careful consideration to the restraints imposed by this Agreement. Irrespective of the manner of any employment termination, the restraints imposed by this Agreement will be operative during their full time periods and throughout the restrictive areas set forth in this Agreement. The Grantee further acknowledges that if the Grantee’s employment with the Company and all Related Entities Terminates for any reason the Grantee can earn a livelihood without violating the foregoing restrictions and that the Grantee’s ability to earn a livelihood without violating these restrictions is a material employment condition. The Grantee acknowledges and recognizes that if the Grantee’s employment Terminates for any reason, this Section 9 and Section 10 hereinbelow will survive any such Termination and any expiration of the term of this Agreement. Further, the Grantee agrees and consents that this Agreement is assignable by the Company.

D.	The Grantee agrees that if a court of law finds that the provisions of this Agreement are too harsh so that they are unenforceable, then such court of law may enforce those restrictions and limitations which are acceptable and deemed enforceable by the court.

E.	Further, in the event the Grantee breaches the terms of this Agreement, it is agreed that all time periods contained in this Agreement will be tolled until the Grantee ceases to breach this Agreement.

F.	If the Grantee violates the restrictive covenants described in this Section 9, the Grantee will be required to reimburse the Company in an amount equal to the value of any Award Shares that vested within the period beginning one year prior to the Grantee’s Termination and ending on the Grantee’s date of Termination, net of any taxes withheld (the “Clawback Amount”). The value of the Award Shares described in the preceding sentence will be the Fair Market Value of such Award Shares on the date they vested, and the Clawback Amount will be paid either in cash or by returning to the Company a number of shares of Stock with a Fair Market Value equal to such Clawback Amount. Notwithstanding the foregoing, nothing in this Section 9(F) will prevent a Protected Party from seeking any other relief or remedy described in Section 11 of this Agreement.
     10. Nondisclosure and Non-appropriation of Information.
A.	The Grantee recognizes and acknowledges that while employed by the Company and all Related Entities, the Grantee will have access to, learn, be provided with and, in some cases, prepare and create, certain confidential information, proprietary information or Trade Secrets (as defined below) of the Protected Party, including, but not limited to, processes, financial information, pricing information, operating techniques, marketing processes, training techniques, customer, vendor, and referral source lists, price and cost information, files and forms, (hereinafter collectively referred to as the “Trade Secrets”), all of which are of substantial value to the Protected Party and the businesses conducted by it.

B.	The Grantee expressly covenants and agrees:
1.	That the Grantee will hold in a fiduciary capacity and will not reveal, communicate, use or cause to be used for the Grantee’s own benefit or divulge during the period of employment by the Company and all Related Entities and for an indefinite period thereafter, any Trade Secrets, or other proprietary information or Trade Secrets right now or hereafter owned by the Protected Party;

2.	That the Grantee will not sell, exchange or give away, or otherwise dispose of any proprietary information or Trade Secrets now or hereafter owned by the Protected Party, whether the same will or may have been originated or discovered by the Protected Party, the Grantee or otherwise;

3.	That the Grantee will not reveal, divulge or make known to any person, firm, company or corporation any proprietary information or Trade Secrets of the Protected Party;

4.	That the Grantee will return to the Company or any other Protected Party, either before or immediately (within 24 hours) upon the Grantee’s termination of employment with the Company and all Related Entities, any and all written information, material or equipment that constitutes, contains or relates in any way to proprietary information, Trade Secrets and any other documents, equipment, and material of any kind relating in any way to the business of the Protected Party, which are in the Grantee’s possession, custody and control and which are or may be property of Protected Party, whether confidential or not, including any and all copies thereof which may have been made by or for the Grantee and that the Grantee will maintain no copies thereof after termination of this Agreement; and

5.	The obligations of this paragraph will survive any Termination and any expiration of the term of this Agreement.
     11. Injunction. The parties acknowledge and agree, due to the subject matter of this Agreement, that money damages will be an inadequate remedy for a breach by the Grantee of any of the obligations hereunder. Consequently, if the Grantee breaches or threatens to breach any of the obligations under this Agreement, the Grantee agrees that the Protected Party will have the right, in addition to any other rights or remedies available to it at law or in equity, to obtain equitable relief, including, without limitation, injunctive relief and specific performance, in the event of any breach or threatened breach. Further, the parties hereto agree and declare that it may be impossible to measure in monetary terms the damages that may accrue to any Protected Party by reason of the Grantee’s violation of this Agreement. Therefore, in the event that a Protected Party, or any successor in interest thereto, will institute an action or proceeding to enforce the provisions of this Agreement, each party or other person against whom such action or proceeding is brought will and hereby does, in advance, waive the claim or defense that there is adequate remedy at law. In the event such injunctive relief is warranted and obtained by the Protected Party, the Grantee agrees to pay all costs of that action, including reasonable attorney fees.
     12. Severability. If any one or more of the provisions contained in this Agreement is conclusively determined to be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions of this Agreement will not, in any way, be ineffective or impaired thereby.
     13. Governing Law. This Agreement is made and entered into in the state of Ohio, and will in all respects be interpreted, enforced and governed under the laws of that state notwithstanding its conflict of laws rules. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Summit County) or The United States District Court for the Northern District of Ohio, Eastern Division.
     14. Other Agreements. The Award Shares and this Agreement will be subject to the terms of any other written agreements between the Grantee and the Company and any Related Entity to the extent that those other agreements do not directly conflict with the terms of the Plan or this Agreement.
     15. Other Rules. The Award Shares and this Agreement are subject to more rules described in the Plan.
     16. Assignment. This Agreement will be binding upon the Company and the Grantee, their respective heirs, personal representatives, executors, administrators, and successors. The Company may freely assign or transfer this Agreement without the Grantee’s consent.
     17. Acknowledgement; Return of Agreement. This Agreement (and the Award Shares) will be revoked automatically unless the Grantee signs the acknowledgement appearing at the end of this Agreement and returns a copy of the signed Agreement to the Committee no later than 30 days after the Grant Date.
     18. Listing, Registration, Qualification. If the Board concludes that the listing, registration or qualification upon any securities exchange, under any state or federal law, or the approval or consent of any governmental body is necessary or desirable as a condition to the issuance of the Award Shares, the Award Shares may not be issued in whole or in part unless and until that listing, registration, qualification or approval has been obtained, free of any conditions which are not acceptable to the Board and the sale and delivery of stock under this Agreement is also subject to the same requirements and conditions.
     IN WITNESS WHEREOF, the Company has caused the Award to be granted pursuant to this Agreement on the date first above written.

FIRSTMERIT CORPORATION
By:
Christopher J. Maurer
Executive Vice President, Human Resources

ACKNOWLEDGEMENT
By signing below, the Grantee acknowledges and agrees that:
•	A copy of the Plan has been made available to the Grantee;

•	The Grantee has received a copy of the Plan’s Prospectus;

•	The Grantee has read and understands and accepts the conditions placed on the Award Shares, including the clawback provision described in Section 9(F) of this Agreement;

•	The Grantee will consent (in the Grantee’s own behalf and in behalf of the Grantee’s beneficiaries and without any further consideration) to any amendments to the Award to comply with Section 409A, even if those amendments reduce the value or potential value of the Award Shares; and

•	If the Grantee does not return a signed copy of this Agreement to the address shown below not later than 30 days after the Grant Date, the Award Shares will be forfeited and this Agreement shall terminate and be of no further force or effect.

FirstMerit Corporation Compensation Department, CAS 82 III Cascade Plaza Akron, Ohio 44308

GRANTEE

By:

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